CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


        We have issued our report dated January 28, 2000, on our audit of the consolidated balance sheet of First Decatur Bancshares, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1999. We consent to the incorporation by reference in this form 10-K and annual report of the aforementioned report filed by Main Street Trust, Inc.

        Olive LLP

        Decatur, Illinois
        March 27, 2001